Exhibit 99.1

This news release contains forward-looking statements, including those regarding our scheduled Annual Stockholder Meeting. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Announces Date of Annual Stockholder Meeting

Adopts Majority Vote Standard for Director Elections

St. Petersburg, FL – October 29, 2008… Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, today announced that its Annual Stockholder Meeting will be held on January 22, 2009 at 10:00 a.m. (ET) at the Renaissance Vinoy Golf Club in St. Petersburg, Florida. It also announced that on October 23, 2008, its Board of Directors amended Jabil’s Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard. For more detail regarding this amendment, please refer to the Current Report on Form 8-K that Jabil filed with the Securities and Exchange Commission today.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With approximately 75,000 employees and facilities in 22 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Vice President, Investor Relations & Communications

Jabil Circuit, Inc.

(727) 803-3511

beth_walters@jabil.com